FIDELITY FEDERAL BANCORP
                          OFFER TO EXERCISE WARRANTS

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE
                   AT 5:00 P.M., CENTRAL STANDARD TIME, ON
               OCTOBER 31, 1997, UNLESS THE OFFER IS EXTENDED.

TO OUR CLIENTS:

     Enclosed for your consideration is the Offer dated September 19, 1997 and the related Letter of Transmittal (which together constitute the "Offer") setting forth the terms and conditions of an offer by Fidelity Federal Bancorp, an Indiana corporation (the "Company"), to decrease the exercise price for all outstanding Warrants issued in connection with the Company's 9.125% Junior Subordinated Notes due April 30, 2001 ("1994 Warrants") and all outstanding Warrants issued in connection with the Company's 9.25% Junior Subordinated Notes due January 31, 2002 ("1995 Warrants") (collectively, the "Warrants") for a limited period of time. The 1994 Warrants currently have an exercise price of $6.22, and the 1995 Warrants currently have an exercise price of $8.93. The Board of Directors of the Company has decreased the exercise price, upon the term and subject to the conditions set forth in the Offer, to $3.70 FOR THE 1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS.

THIS MATERIAL IS BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF WARRANTS HELD BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. WE ARE THE HOLDER OF RECORD OF WARRANTS HELD FOR YOUR ACCOUNT. A TENDER OF SUCH WARRANTS CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS.
THE SPECIMEN LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED BY YOU TO TENDER WARRANTS HELD BY US FOR YOUR
ACCOUNT.

     We request instructions as to whether you wish us to tender any or all of the Warrants held by us for your account, upon the terms and subject to the conditions set forth in the Offer and the Letter of Transmittal.

     Your attention is called to the following:

     (1) The Offer is not conditioned upon any minimum number of Warrants being tendered, but is subject to certain other conditions.

     (2) The Offer and withdrawal rights will expire at 5:00 p.m., Central Standard Time, on October 31, 1997, unless the Offer is extended. Your instructions to us should be forwarded to us in ample time to permit us to submit a tender on your behalf. If you would like to withdraw your Warrants that we have tendered, you can withdraw them so long as the Offer remains open, if they have not been accepted for exercise.

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     (3) As described in the Offer, the Company will accept for exercise all
         Warrants validly tendered and not withdrawn on or prior to the Expiration Date, as defined in Section 1 of the Offer to Exercise.

     (4) The Company will pay to the holder of any Warrant exercised pursuant to the Offer any dividend which has a record date during the period of the Offer on shares of the Common Stock of the Company purchased upon exercise of such Warrant. For example, if the Company establishes a record date for the payment of dividends during the term of the Offer, upon exercise of the Warrant the holder will be entitled to any dividend which would have been paid on shares acquired upon the exercise of the Warrant had they been outstanding on such record date.

     (5) Shares of the common stock of the Company acquired upon exercise of the Warrants pursuant to the Offer cannot be resold for a period of 2 years from the exercise of the Warrant, except as provided in the Offer.

THE BOARD OF DIRECTORS HAS APPROVED THE OFFER.    HOWEVER, NEITHER THE COMPANY
NOR ANY OF ITS DIRECTORS, OFFICERS OR EMPLOYEES MAKES ANY RECOMMENDATION TO ANY WARRANT HOLDER AS TO WHETHER TO TENDER ALL OR ANY WARRANTS. EACH WARRANT HOLDER MUST MAKE HIS OR HER OWN DECISION AS TO WHETHER TO TENDER WARRANTS AND, IF SO, HOW MANY WARRANTS TO TENDER.

     If you wish to have us tender any or all of your Warrants held by us for your account upon the terms and subject to the conditions set forth in the Offer, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instructions to us is enclosed. If you authorize tender of your Warrants, all such Warrants will be tendered unless otherwise specified.

     YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BY THE EXPIRATION OF THE OFFER.

     THE OFFER IS BEING MADE TO ALL HOLDERS OF WARRANTS.   The Company is not
aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to a valid state statute. If the Company becomes aware of any valid state statute prohibiting the making of the Offer, the Company will make a good faith effort to comply with such statute. If, after such good faith effort, the Company cannot comply with such statute, the Offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Warrants in such state.

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

                                 INSTRUCTIONS
                  WITH RESPECT TO OFFER TO EXERCISE WARRANTS
                         OF FIDELITY FEDERAL BANCORP

     The undersigned acknowledge(s) receipt of your letter and the enclosed Offer dated September 19, 1997, and the related Letter of Transmittal (which together constitute the "Offer") in connection with the offer by Fidelity Federal Bancorp, an Indiana corporation (the "Company"), to decrease the exercise price for all outstanding Warrants. The 1994 Warrants currently have an exercise price of $6.22, and the 1995 Warrants currently have an exercise price of $8.93. The Board of Directors of the Company has decreased the exercise price, upon the terms and subject to the conditions set forth in the Offer, to $3.70 FOR THE 1994 WARRANTS and $4.04 FOR THE 1995 WARRANTS.

     This will instruct you to tender to the Company the number of Warrants indicated below (or, if no number is indicated below, all Warrants) which are held by you for the account of the undersigned, upon the terms and subject to the conditions of the Offer.


NUMBER OF 1994 WARRANTS TO BE TENDERED:                               *
                                       -------------------------------
NUMBER OF 1995 WARRANTS TO BE TENDERED:                               *
                                       -------------------------------

                                        SIGN HERE

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 Name(s)                                Signature(s)

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 Name(s)                                Signature(s)

                                        Date:                   , 1997
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 Address(es)

 Area Code(s) and Telephone Number(s)
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*  Unless otherwise indicated, it will be assumed that all Warrants held by us for your account are to be tendered.

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